Exhibit 99.1

Transatlantic Holdings, Inc. Announces $200 Million Share Repurchase Authorization

NEW YORK--(BUSINESS WIRE)--December 21, 2009--Transatlantic Holdings, Inc. (NYSE: TRH) today announced that the Company’s Board of Directors has approved a share repurchase program, which authorizes the Company to repurchase up to $200 million of its shares of common stock. The repurchase authorization allows the Company to acquire shares from time to time in open market purchases or privately negotiated transactions through December 31, 2011. The timing, form and amount of the share repurchases under the program will depend on a variety of factors, including market conditions, the Company’s capital position, legal and regulatory requirements and other factors. The Board may modify, extend, or terminate the repurchase program at any time.

Caution concerning forward-looking statements:

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to TRH’s Annual Report on Form 10-K for the year ended December 31, 2008 and TRH’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, June 30, 2009 and September 30, 2009 as well as its other and future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis ― structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

CONTACT:
Transatlantic Holdings, Inc.
Thomas V. Cholnoky, 212-365-2292